Exhibit 99.1

 ViewCast Corporation Announces First Quarter 2005 Financial Results;
   Highlights Include 10% Year-Over-Year Quarterly Revenue Increase,
    Introduction of Niagara PowerStream Pro and 100% Conversion of
                     Series D Preferred to Equity

    DALLAS--(BUSINESS WIRE)--May 23, 2005--ViewCast Corporation
(OTCBB:VCST), a leading global provider of high-quality audio and video communications products and professional IT services, today reported financial results for the first quarter ended March 31, 2005.

    First Quarter Results

    Total revenues for the first quarter of 2005 were $5.46 million, an increase of 10 percent over the $4.98 million reported in the first quarter of 2004.
    "The total revenue growth achieved in the quarter was a result of positive increases across all product lines, most significantly in our video system products," said George Platt, president and chief executive officer of ViewCast. "We were also very pleased with the response we received at NAB 2005 in Las Vegas, where we demonstrated our leading video capture and streaming products, including the Osprey 440 capture card and the Niagara PowerStream Pro encoding appliance. The unprecedented new design of the PowerStream Pro was created to specifically meet the needs of professional broadcasters. Our customers and partners continue to confirm that we are best positioned to fulfill the expanding potential of the Internet broadcasting market. Most importantly, we anticipate that the resources we have invested in new product development will allow us to continue our revenue growth momentum. We remain focused on addressing our customers' needs for reliable, cost efficient, high performance audio and video communications products."
    Net loss for the first quarter of 2005 was $1.20 million, or ($0.06) per share, compared to a loss of $462,489, or ($0.03) per share, in the first quarter of 2004. The net loss for the first quarter of 2005 fiscal year was substantially impacted by a non-operating debt conversion expense of $471,186 related to the conversion of Series D Redeemable Convertible Preferred Stock in March of 2005. This non-operating debt conversion expense was recorded in accordance with SFAS No. 84, "Induced Conversions of Convertible Debt" to recognize an imputed valuation of the conversion shares.
    Total operating expenses for the first quarter of 2005 were $2.68 million, a 21 percent increase from the $2.21 million reported in the first quarter of 2004. The increase in operating expenses was attributed to investments in research and development and staffing needs associated with new product development, as well as additional sales and marketing expenses primarily as a result of the Company's increased participation in the industry's leading tradeshows.
    First quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) was a loss of $313,049, compared with the EBIDTA loss of $49,040 reported in the first quarter of 2004. The Company considers EBIDTA to be an important measure of performance because it reflects one of the funding resources available to the Company's operations that may be used to evaluate the actual performance of the Company.
    During March and April of 2005, ViewCast announced that 100 percent of the holders of its outstanding Series D Redeemable Convertible Preferred Stock elected to convert their investment into common stock, thus eliminating the entire $1.5 million Series D Redeemable Convertible Preferred Stock as short-term debt.
    "The execution of this conversion significantly strengthens our balance sheet, improves our working capital and gives us the ability to take advantage of future business opportunities," said Laurie Latham, chief financial officer of ViewCast.

    Recent Business Highlights

    In April, the Company introduced the Niagara PowerStream Pro, which is a high-performance video capture and streaming encoding appliance specifically designed to meet the needs of professional broadcasters and Web casters, offering a flexible and robust solution for managing and distributing video content via IP-TV, Web casting, video archiving and video content creation or repurposing for the Web, business or training. The Niagara PowerStream Pro features a rack-mounted, console-free design that integrates with editing, automation and content management systems to deliver breaking news stories and local sporting events live.
    Also in April, the Company announced that Colorado-based IES Interactive Training, a provider of use-of-force training products that develop judgment and decision-making skills for law enforcement, military, and government professionals, has expanded its relationship and is now using ViewCast's Osprey-440 four-channel video cards in some of their applications. The Osprey-440 allows IES to incorporate the advanced features of the system into a single video capture card, resulting in a smaller, more portable system that is still built around scalable and replaceable components. IES is developing several new features that will utilize the Osprey-440's fourth input channel.
    Additionally, ViewCast announced during the quarter that Madrid-based Ambient Media supplied a Niagara 4115RW, an easy-to-use, reliable and cost effective streaming video and audio encoder that operates in real-time, to the Gran Teatre del Liceu opera house in Barcelona, Spain. Via the Internet, the Niagara N115RW will enable the Gran Teatre del Liceu to simultaneously stream up to five operatic performances, with subtitles in multiple languages, and convert these from professional digital formats to low-bandwidth Internet formats to students at more than 40 universities as part of the curriculum for an opera-themed class.

    Upcoming Events

    ViewCast will exhibit at InfoComm 2005, the largest event in the professional information communications and electronics arena for manufacturers, integrators and technology professionals, which will be held in Las Vegas from June 4 to 10 in Booth 2285A.

    About ViewCast Corporation

    ViewCast(R) develops video and audio communications products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. ViewCast also provides professional IT services focused on merged data and video networks through its wholly owned subsidiary Delta Computec Inc.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt, Laurie Latham and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.
    All trademarks are property of their respective holders.


                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)



                                                       Three Months
                                                            Ended
                                                          March 31
                                                       2004    2005
                                                      ------- --------
Net sales                                             $4,979   $5,456
Cost of sales                                          3,009    3,291
                                                      ------- --------
Gross profit                                           1,970    2,165
Total operating expenses                               2,211    2,680
                                                      ------- --------
Operating loss                                          (241)    (515)
Total other income (expense)                            (221)    (685)
                                                      ------- --------
Net loss                                               $(462) $(1,200)
                                                      ======= ========


Preferred dividends                                     (231)    (202)
Net loss applicable to common stockholders             $(693) $(1,402)
                                                      ======= ========

Net loss per share - basic and diluted                $(0.03)  $(0.06)
                                                      ======= ========


Weighted average number of common shares
 outstanding:                                         20,689   22,901


                         VIEWCAST CORPORATION
           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
                            (In thousands)



                                                       Three Months
                                                            Ended
                                                          March 31
                                                       2004    2005
                                                      ------- --------
Net loss                                               $(462) $(1,200)
Depreciation and amortization                            192      202
Total other (income) expense                             221      685
                                                      ------- --------
EBITDA                                                  $(49)   $(313)
                                                      ======= ========

    CONTACT: ViewCast Corporation, Dallas
             Laurie Latham
             E-mail: llatham@viewcast.com
             or
             Investor Contact:
             Shelton
             Kellie Nugent, 972-239-5119 x125
             Fax: 972-239-2292
             E-mail: knugent@sheltongroup.com